EXHIBIT 11
                                                                      ----------

                         CHATTEM, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS FOR THE YEARS ENDED NOVEMBER 30, 2001, 2000 AND 1999
                    (In thousands, except per share amounts)

                                                       2001          2000          1999
                                                    ----------    ----------    ----------
NET INCOME (LOSS):
  Income (loss) before extraordinary gain
    (loss) and change in accounting
    principle....................................   $    8,395    $     (197)   $   22,541
  Extraordinary gain (loss)......................        6,948          (920)       (2,385)
  Change in accounting principle.................           --          (542)           --
                                                    ----------    ----------    ----------
      Net income (loss)..........................   $   15,343    $   (1,659)   $   20,156
                                                    ==========    ==========    ==========

NUMBER OF COMMON SHARES:
  Weighted average outstanding...................        8,927         9,411         9,747
  Issued upon assumed exercise of
    outstanding stock options and stock
    warrants.....................................           95            --           277
  Effect of issuance of restricted common
    shares.......................................           16            --            --
                                                    ----------    ----------    ----------
  Weighted average and potential dilutive
    outstanding..................................        9,038         9,411        10,024
                                                    ==========    ==========    ==========

NET INCOME (LOSS) PER COMMON SHARE:
  Basic:
    Income (loss) before extraordinary gain
      (loss) and change in accounting principle     $      .94    $     (.02)   $     2.31
    Extraordinary gain (loss)....................          .78          (.10)         (.24)
    Change in accounting principle...............           --          (.06)           --
                                                    ----------    ----------    ----------
      Total basic................................   $     1.72    $     (.18)   $     2.07
                                                    ==========    ==========    ==========
  Diluted:
    Income (loss) before extraordinary gain
      (loss) and change in accounting principle     $      .93    $     (.02)   $     2.25
    Extraordinary gain (loss)....................          .77          (.10)         (.24)
    Change in accounting principle...............           --          (.06)           --
                                                    ----------    ----------    ----------
      Total diluted..............................   $     1.70    $     (.18)   $     2.01
                                                    ==========    ==========    ==========
